Exhibit 99.1
FOR IMMEDIATE RELEASE
Forrester Research Names New Board Member
CAMBRIDGE, Mass., December 15, 2005 . . . Forrester Research, Inc. (Nasdaq: FORR) today announced the appointment of Gretchen Teichgraeber to its board of directors.
Ms. Teichgraeber, president and CEO of Scientific American, Inc., becomes the sixth Forrester board member.
“Gretchen is a welcome and important addition to the Forrester board,” said
George F. Colony, chairman of the board and CEO of Forrester Research. “As one of the publishing and media industry’s most highly regarded executives, Gretchen represents an organization very much like Forrester. Both firms are forward-looking and help companies and consumers understand the impact of technology on business and society.”
For the past five years, Ms. Teichgraeber has served as president and CEO of Scientific American, Inc., publisher of the critically acclaimed science and technology magazine, Scientific American — the first monthly publication to bring science and innovation to a general audience. She also extended the brand through the introduction of the magazine into a growing number of international markets, with publications now available in 18 languages throughout the world.
Prior to joining Scientific American, Inc., Ms. Teichgraeber held the positions of general manager, publishing and vice president, marketing and information services at CMP Media, a leading provider of technology news and information. She previously worked at The New York Times Company as the director of marketing, planning and product management and also as the director of corporate strategic planning. Ms. Teichgraeber began her career at Time, Inc. where she held numerous positions in consumer marketing, business development, and general management.
Ms. Teichgraeber also serves on the boards of the New York Hall of Science, the Independent Magazine Advisory Group of the Magazine Publishers of America, and the Advertising Women of New York. She is a cum laude graduate of Dartmouth College and received her M.B.A. from the Amos Tuck School of Business Administration.
About Forrester
Forrester Research (Nasdaq: FORR) is an independent technology and market research company that provides pragmatic and forward-thinking advice about technology’s impact on business and consumers. For 22 years, Forrester has been a thought leader and trusted advisor, helping global clients lead in their markets through its research, consulting, events, and peer-to-peer executive programs. For more information, visit www.forrester.com.
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Contact:
Karyl Levinson
Director, Corporate Communications
Forrester Research, Inc.
+ 1 617/613-6262
press@forrester.com
Kimberly Maxwell
Director, Investor Relations
Forrester Research, Inc.
+1 617/613-6234
kmaxwell@forrester.com